Exhibit 10.26

7005 Taschereau Blvd Suite 340 Brossard, Québec J4Z 1A7 Telephone: (450) 678-8882 Toll free: 1-877-678-8882 Fax: (450) 678-8119 www.diagnos.ca

November 23, 2007

Mr Robert McEwen
Chairman & CEO
U.S. Gold
99 George St., 3rd Floor
Toronto, Ontario
M5A 2N4

Subject:  Services contract based on the DIAGNOS’ CARDS application to be used on Tonkin and Limo properties and large scale regional area, in North
Central Nevada, for gold, silver and copper

Dear Rob,

As per our last conversations, it is my pleasure to submit to you this proposal regarding your Tonkin and Limo properties and the regional signatures for gold, silver and copper. We reviewed the check list of data you kindly provided us.  With the information we gathered from the conversations we had, we were able to evaluate the amount of time that will be needed and the work to be done.

The service we will provide will result in prospecting maps and a detailed anomaly report based on MAP INFO or OASIS software, outlining the potential targets for gold, silver and copper discoveries on your properties:  Tonkin and Limo and large scale regional area in North Central Nevada.

CARDS application service

CARDS assist scientists and professionals in their search for natural resources.  CARDS use MCubiX-KE’s artificial intelligence and pattern recognition algorithms to learn the “signatures” or “finger prints” of high-potential resources areas and automatically detect similar sites across unexploited regions.  The result is this powerful tool that allows prospectors to concentrate time and exploration budgets to search in high-potential areas.

The use of CARDS is simple.  CARDS requires two types of data sets: a training set, used to discover the signature or fingerprints of highly profitable regions (compared to unprofitable ones), and one or many surveys describing the territory that is prospected.  The final output is a map or layer that indicates the regions where economical resources are likely to be found.

Benefits

•                 Significantly reduce your decision cycle time

•                  Derive increased knowledge from your survey data investment

•                  Continuously learn from your prospecting efforts

•                  Make better use of your exploration funds

•                  Significantly reduce your drilling activities thus saving your joint venture major expenses

Business Contract

DIAGNOS will run the CARDS application on the data provided by US Gold with a view to identifying mineral targets on the properties. This right to use service fee is based on a one time cost of $195,000 CDN for two properties and the regional signatures (3 signatures – 1 regional and two specifics) in North Central Nevada of which $75,000 CDN will be paid up front and is non refundable, the remaining $120,000 CDN will be paid by US Gold prior to the final delivery of the report. Furthermore, 100,000 common shares of US Gold will be paid as a success bonus to DIAGNOS on every new economical discovery on DIAGNOS targets (Economic discovery is defined as the positive feasibility study of the property).

If US Gold’s intention is to acquire claims outside its owned claimed area then DIAGNOS would also receive an additional success bonus in the form of a 2% NSR on all unclaimed stakes acquired using the DIAGNOS technology. US Gold will have the opportunity at all time to buy back 1% (representing half of the NSR) for $1 000 000 CDN.  If US Gold should acquire properties that have already NSR attached to them or if US Gold should joint-venture with other companies on properties with those conditions, the bonus on economical discovery will be in shares and of 500 000 common shares.

Process

1)                  Step 1-CARDS will be run on the area of study (approximately 15,000 square kilometres property package) giving you a regional signature for the three metals: copper, gold and silver.

2)                  Step 2- CARDS will then be ran on Tonkin and Limo (640 square kilometres) that will give a local signature on each of your properties.

Delivery date:  on or before February 28th, 2008, if the contract is signed within ten days.

Terms and conditions for CARDS usage

•                  Right to use for the forecasting of target selection for your property (claims) in North Central Nevada based on technical data owned by US Gold

•                  DIAGNOS will securely load the data on a temporary server at the DIAGNOS office

•                  All services are payable before delivery of target results

•                  You can also buy a server that will be delivered to you after the work has been completed

Additional consulting services

DIAGNOS can offer additional consulting services than CARDS if required:

•                  Manage all your data processing requirements

•                  Custom prediction application

•                  Production of maps

•                  Validation of geological reports for acquisition of new claims

•                  Participation in new claims identification

•                  Data recovery and storage

•                  Server acquisition for your data set

•                  Project management (Full sub contracting services for geological personnel and related services at all levels of the exploration program)

CARDS services warrantty

a)              At all time DIAGNOS’ liability shall be limited to a second time reprocess of client data using CARDS software application.

b)             DIAGNOS makes no express or implied warranties whatsoever regairding the capabilities of the CARDS software application in respect of finding for the distributor or its clients any minerals, oil, gas or any other substance whatsoever, the output value or quality of any mineral discovery, the accuracy of any prediction or output results, merchantability, or fitness for a particular purpose. DIAGNOS shall not be responsible for consequential damage or expenses by any client of DIAGNOS services or consequential loss in value or delays suffered by clients actions based on a DIAGNOS delivered report or predictions data or map, incidental or punitive damages, including, but not limited to, loss of profits or damages to business or business relations. This warranty is in lieu of all other warranties.

We thank you for choosing DIAGNOS in helping US Cold identify selected drilling targets based on our CARDS application and our team of specialists.

André Larente

Chairman & CEO

Signed by and Dated; November 23, 2007

US GOLD	DIAGNOS Inc.

Mr Robert McEwen	Andre Larente
Chairman & CEO	Chairman & President
November 23th, 2007